EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Renovis, Inc. Stand-Alone Option Grants to William K. Schmidt, Marlene F. Perry and Randall Moreadith; the Renovis, Inc. 2005 Employment Commencement Incentive Plan; the Renovis, Inc. 2003 Stock Plan; and the Renovis, Inc. Employee Stock Purchase Plan, of our report dated February 11, 2005, with respect to the financial statements of Renovis, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Palo Alto, California

March 28, 2005